Exhibit 99.1

September 18, 2015

Nutanix, Inc.

1740 Technology Drive, Suite 150

San Jose, CA 95110

Ladies and Gentlemen:

Nutanix, Inc. (the “Company”) has requested that International Data Corporation (“IDC”) execute this letter in connection with a proposed initial public offering by the Company (the “IPO”). In connection with the IPO, the Company will be filing a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission. In response to such request, please be advised as follows:

1. IDC consents to the use and reference to IDC’s name and to the report entitled “Quantifying the Business Value of Nutanix Solutions” dated August 2015.

2. IDC consents to the use by the Company of the research data substantially in the form furnished hereto as Exhibit A, which will be included as part of the Registration Statement. In granting such consent, IDC represents that, to its knowledge, the statements made in such research data are accurate and fairly present the matters referred to therein.

Sincerely,

Very truly yours,

INTERNATIONAL DATA CORPORATION

By:	/s/ Joseph Loiselle

Name:	Joseph Loiselle

Title:	GVP

Exhibit A

“According to an IDC study commissioned by us, customers can deploy our technology in up to 85% less time than traditional infrastructure.”

“According to the same IDC study, our technology can reduce the time required for infrastructure management by up to 71%.”

“According to an IDC study commissioned by us, the cost reduction realized from our solution can enable end-customers to achieve an average 5-year return on investment of up to 510%.”

“According to the same IDC study, our solutions can reduce unplanned downtime by up to 98%.”